Exhibit h(3)(c)

AMENDMENT NO. 1

AMENDED AND RESTATED MASTER ADMINISTRATIVE SERVICES AGREEMENT

The Amended and Restated Master Administrative Services Agreement (the “Agreement”), dated July 1, 2004, by and between A I M ADVISORS, INC., a Delaware corporation, and AIM Combination Stock & Bond Funds, a Delaware business trust, is hereby amended as follows:

WHEREAS, the parties desire to amend the Agreement to rename each INVESCO Fund by replacing “INVESCO” with “AIM” and further to change the name of INVESCO Core Equity Fund to the AIM Core Stock Fund;

Appendix A of the Agreement is hereby deleted in its entirety and replaced with the following:

“APPENDIX A

FEE SCHEDULE TO

AMENDED AND RESTATED MASTER ADMINISTRATIVE SERVICES AGREEMENT

OF

AIM COMBINATION STOCK & BOND FUNDS

Portfolios	Effective Date of Agreement
AIM Core Stock Fund	July 1, 2004

AIM Total Return Fund	July 1, 2004

The Administrator may receive from each Portfolio reimbursement for costs or reasonable compensation for such services as follows:

Rate*	Net Assets
0.023%	First $1.5 billion
0.013%	Next $1.5 billion
0.003%	Over $3 billion

*	Annual minimum fee is $50,000. An additional $10,000 per class of shares is charged for each class other than the initial class. The $10,000 class fee is waived for any of the above Portfolios with insufficient assets to result in the payment of more than the minimum fee of $50,000.”

All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.

Dated: October 15, 2004

A I M ADVISORS, INC.

Attest:	/s/ Lisa A. Moss	By:	/s/ Mark H. Williamson
	Assistant Secretary		Mark H. Williamson
President

(SEAL)

AIM COMBINATION STOCK & BOND FUNDS

Attest:	/s/ Lisa A. Moss	By:	/s/ Robert H. Graham
	Assistant Secretary		Robert H. Graham
President

(SEAL)